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                                                                    EXHIBIT 99.2

                     Ariba Announces Two-For-One Stock Split

MOUNTAIN VIEW, Calif. - November 16, 1999 - Ariba, Inc. (NASDAQ: ARBA), the leading independent business-to-business electronic commerce network provider, announced today the company's board of directors authorized a two-for-one stock split, to be effected in the form of a stock dividend.

The stock split will be effected by distribution to each stockholder of record as of December 3, 1999 one share of Ariba's common stock for each share of common stock held. Ariba expects the shares resulting from the split to be distributed by Ariba's transfer agent on or about December 17, 1999. The stock split will increase the number of shares of Ariba common stock outstanding from approximately 46 million shares as of November 16, 1999 to approximately 92 million shares.

ABOUT ARIBA
Ariba, Inc. is the leading independent business-to-business electronic commerce network provider. The company provides the Ariba Network platform, the industry's leading open, unified global platform for business-to-business commerce on the Internet. Major customers include Cisco, Dow Chemical, Federal Express, Hewlett-Packard, MCI Worldcom and Motorola. Ariba's software and services leverage the Ariba Network platform to automate and integrate the internal and external commerce processes of buyers, suppliers, and value-added service providers, delivering a global eCommerce infrastructure that provides cost saving and revenue opportunities for businesses of all sizes. Ariba can be contacted in the U.S. at +1-650-930-6200 or at www.ariba.com.

Ariba and the Ariba logo are registered trademarks of Ariba, Inc. All other products or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners.